CUSIP No. M98068105	13G	Page 1 6 of 16 Pages

Exhibit 1

Members of Group

Deer VII & Co. Ltd.

Deer VII & Co. L.P.

Bessemer Venture Partners VII L.P.

Bessemer Venture Partners VII Institutional L.P.

B.V.P. Israel Investors Limited

Deer Management Co. LLC